UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 5, 2008
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements And Exhibits
SIGNATURES
Press Release

Item 2.02 Results of Operations and Financial Condition
     On May 5, 2008, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting unaudited financial results for the quarter ended March 31, 2008.
     The Company reported an unaudited net loss of $1.7 million or 19 cents per share for the quarter ended March 31, 2008 compared with net income of $1.8 million or 21 cents per share (adjusted for a 3-for-2 split in December 2007) for the same period in the prior year. First quarter 2008 earnings were negatively impacted by an increase in the Company’s loan loss provision to $4.8 million from $755 thousand in the first quarter of 2007. Increasing the loan loss provision was done to provide for determined weakness in specific real estate loans on its books in various parts of the country, and the Company deemed prudent to address aggressively. Additionally, a one-time $300,000 charge was taken in first quarter 2008 due to the Company’s banks calling in certain Certificates of Deposit as allowed contractually, which it anticipates will result in long-term savings in its cost of funds.
     Net interest income for the first quarter, led by increased real estate lending but offset by a greater cost of funds, was $10.2 million compared with $10.4 million in the same quarter a year ago. Noninterest income increased to $3.8 million in the first quarter of 2008 from $2.4 million in the same period last year. It was driven primarily by increases in fees from trust and brokerage services as well as a $300,000 gain on the sale of a vacant lot acquired in the September 2007 purchase of HNB Financial Services, Inc.
     Total loans rose to $1.2 billion at March 31, 2008 compared with $1 billion a year ago. This reflects the addition of $119 million of loans from HNB and also organic growth.
     Deposits rose to $1.4 billion from $1.1 billion, primarily reflecting the addition of $130 million from HNB with the remainder due to organic growth at the Company’s other affiliates.
     Noninterest income from trust services was up 20% to $690,000 for the first quarter of 2008 from $573,000 in the same quarter last year, while income from brokerage fees rose 35% to $416,000 from $308,000 for the same periods.
     Salaries and employee benefits, primarily reflecting the addition of HNB personnel but also selective new hires in service and income-generating positions, increased to $6.9 million in the first quarter of 2008 compared with $5.6 million at the same time a year ago. The Company also experienced increases in occupancy, equipment and other operating expense, reflecting the acquisition of HNB as well as investments in technology and the new full-service Mercantile Bank location, which also houses the holding Company’s executive offices.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.

Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on May 5, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By:	/s/ Ted T. Awerkamp
Name:	Ted T. Awerkamp
Title:	President and Chief Executive Officer
Date: May 5, 2008

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